EXHIBIT (10) (a)
                          Independent Auditors' Consent


                         INDEPENDENT AUDITORS' CONSENT

We consent to the use in this Post-Effective Amendment No. 3 to Registration Statement No. 333-39246 of First Ameritas Variable Annuity Separate Account of our report dated March 17, 2003 (which report expresses an unqualified opinion and includes an explanatory paragraph relating to the adoption of the National Association of Insurance Commissioners' Codification of Statutory Accounting Practices effective January 1, 2001 and the change in accounting practices relating to deferred taxes as a result of amendments to prescribed practices adopted by the Insurance Department of the State of New York effective January 1, 2002) on the statutory financial statements of First Ameritas Life Insurance Corp. of New York and our report dated March 17, 2003 on the financial statements of the subaccounts of First Ameritas Variable Annuity Separate Account, appearing in the Statement of Additional Information, which is a part of such Registration Statement, and to the reference to us under the heading "Services" in such Statement of Additional Information.

Deloitte & Touche LLP

Lincoln, Nebraska
April 24, 2003